NEWS RELEASE


Donald P. Weinzapfel
Chairman of the Board &                                   FOR IMMEDIATE RELEASE
Chief Executive Officer                                      December 20, 1999


Permanent Bancorp, Inc.                                  FOR FURTHER INFORMATION
101 S.E. Third Street                                         Don Weinzapfel
Evansville, IN 47708                                          (812) 437-2275
(812) 437-2601


                PERMANENT BANCORP INC. ANNOUNCES STOCK FOR STOCK
                       EXCHANGE WITH OLD NATIONAL BANCORP


         (Evansville, Indiana) -- Old National Bancorp (NASDAQ: OLDB) of Evansville, Indiana, has agreed to acquire Permanent Bancorp, Inc. (NASDAQ:
PERM), a $500 million asset holding company also of Evansville. The companies have signed a definitive agreement to merge in an all-stock transaction valued at approximately $92 million.

         The agreement calls for fixed price with the exchange ratio to be based on the price of Old National stock at the time of closing, subject to adjustment. Old National intends to purchase the shares to be issued in the transaction in the open market prior to closing and to account for the transaction as a purchase. The transaction, subject to regulatory agency approval and the approval of Permanent shareholders is expected to be completed by the third quarter of 2000. Upon completion of merger, preliminary plans are to combine Permanent's offices into Old National's.

         "The acquisition of Permanent adds to our already strong market share in the fast growing area of Vanderburgh, Warrick and Gibson Counties in Southwestern Indiana," said Jim Risinger, Old National Bancorp's chairman and chief executive officer. "On a pro-forma basis, we will significantly enhance our preeminent deposit market share position for the three-county area. This transaction is consistent with our goal of being the leader in all our service areas."

         Permanent's Chairman and Chief Executive Officer, Don Weinzapfel, said, "The joining of Permanent with Old National will allow us to provide more locations and extend a broader array of products and services to our customers. We are excited about the opportunities presented by this partnership, and we feel this transaction is in the best interest of providing financial services to the communities we both serve."

         According to Old National Chief Financial Officer, John S. Poelker, "Our ability to negotiate this transaction at this time is a perfect fit with our acquisition and capital planning strategy. The in-market synergies and transaction structure are very attractive and will have an immediate and positive impact on our financial results and our service levels in the Evansville market. In addition, the shares to be issued in this transaction will be purchased in the market over the next four to five months, and will allow us to continue our stock repurchase program begun in August."

         Old National has filed a registration statement with the SEC for the issuance of Trust Preferred securities and plans to issue such securities to provide financing for its stock repurchase program and provide additional Tier 1 capital.

         Old National's total assets will be approximately $8.5 billion upon completion of this and two other pending mergers with ANB Corporation in Muncie, Indiana, and Heritage Financial in Clarksville, Tennessee. For more information on Old National, please visit the company's website at www.oldnational.com.

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